MAI Wealth Advisors LLC

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Code of Ethics

Revised: March 2010

MAI MAI Wealth Advisors LLC

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Code of Ethics

Introduction

This Code of Ethics is intended to assist you in meeting the high standards we follow in conducting our business.  One of our most important assets is our reputation for integrity and professionalism.  The responsibility of maintaining that reputation rests with you and our other employees.  This shared commitment underlies our success as individuals and as a business.

Our business is built on a foundation of trust.  Maintaining the trust of our clients, shareholders, regulators, and the general public is your first obligation.  Our Code of Ethics contains procedural requirements that you must follow to meet certain legal and regulatory requirements.  In meeting your obligations, you must always put the interests of our clients first and comply fully with all applicable federal securities laws.

Topics Addressed in this Code of Ethics

This Code of Ethics includes procedures in the following important areas:

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The Code of Ethics addresses trading restrictions applicable to employees’ personal investments and client accounts.  The personal trading restrictions included in this Code of Ethics address restrictions relating to the investment activities of our client accounts as well as certain additional restrictions and requirements applicable to all of our employees.

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The Code of Ethics also describes the different types of non-public information that you may receive in the course of your employment and sets forth the parameters for appropriate use of this information.  You are prohibited from engaging in securities transactions based on such non-public information or disseminating such information to others who might use that knowledge to trade securities.

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Finally, the Code of Ethics includes procedures covering a wide range of areas to ensure that your general business conduct and activities are consistent with legitimate business purposes.  These procedures specify that you may not take advantage of your position for the purpose of furthering any private interest or as a means to making any personal gain.  You and members of your family also may not accept any benefit from a client or person who does business with us except for normal business courtesies, such as non-cash gifts of nominal value.

Persons Covered by this Code of Ethics

This Code of Ethics applies to all directors, officers and employees of MAI, as well as any other person who provides investment advice on behalf of MAI and is subject to MAI’s supervision and control (each, a “supervised person” and, collectively, “supervised persons”).  In addition, portions of this Code of Ethics apply only to MAI supervised persons who (a) have access to non-public information regarding any MAI clients’ purchase or sale of securities, or non-public information regarding the portfolio holdings of any registered investment company affiliated with MAI, or (b) are involved in making securities recommendations to MAI clients, or have access to such recommendations that are nonpublic (each, an “access person” and, collectively, “access persons”).  Generally, absent special circumstances, MAI directors and officers (among others) will be considered to be access persons.

Failure to comply with this Code of Ethics may result in disciplinary action, including termination of your employment or affiliation with MAI.  For more information or if you have any questions about the requirements described in the pages that follow, contact the Compliance Officer.

MAI will provide all of its supervised persons with a copy of this Code of Ethics and any amendments hereto.  All MAI supervised persons must provide MAI with a written acknowledgment of their receipt of this Code of Ethics and any amendments.  Located at the back of this Code of Ethics is an Acknowledgment Form for this purpose, which should be returned to the Compliance Officer.

Requirement to Report Violations of this Code of Ethics

All supervised persons are required to report any violation of this Code of Ethics promptly to the Compliance Officer.  Such reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately.  If the Compliance Officer is not available or is involved in the reported violation, supervised persons may report the violation to the Chief Executive Officer, provided the Compliance Officer receives a copy of the report.

General Trading Restrictions

Trading Activity Restrictions

MAI employees and any non-employee MAI director or officer who has possession of nonpublic information regarding any MAI clients’ purchase or sale of securities or regarding nonpublic securities recommendations to MAI clients (collectively, “restricted persons”) are subject to the following trading restrictions on all of their personal securities transactions:

●	Investment opportunities must be offered first to clients before you may act on them;

●	Transactions must not be timed to precede orders placed for any client;

●	Trading activity must not be excessive in terms of your financial resources or in terms of time spent on your own investments;

●	Transfers of funds or securities and other transactions between client accounts and employee accounts are prohibited;

●	You may not become a member of or have an interest in an investment club;

●	You may not engage in “short-swing” or market timing trading activities;

●	Payment for securities must be made by settlement date. Extensions in any margin account are not permitted; and

●	Payment of proceeds must not be made before settlement date.

Restricted Securities

MAI restricted persons may not purchase or sell any securities that MAI is currently trading in client accounts or recommending to clients (such securities are referred to collectively as “restricted securities” and individually, as a “restricted security”).  As an MAI restricted person, you are not only restricted from purchasing or selling restricted securities for your own account, but also for an account in which you have an interest and for any personal account over which you have investment discretion.  Restricted securities are no longer deemed “restricted” and may be purchased or sold by MAI restricted persons once all client trades in such restricted securities have been completed and all recommendations with respect to such restricted securities effectively disseminated.  Additionally, even after these restrictions lapse, you may have to pre-clear and report any transactions in these securities if they are reportable securities (as defined below under “Reporting Obligations”).

Pre-clearance of Securities Transactions

All MAI employees must obtain approval from the Compliance Officer prior to entering any transaction involving any reportable security (as defined below under “Reporting Obligations”) for their own account, for an account in which they have an interest, or for any personal account over which they have investment discretion.  This approval requirement does not apply in the cases exempt from pre-clearance specified below.  Approval of a transaction, once given, is effective only for the business day on which approval was requested or, if earlier, only until the employee discovers that the information provided at the time the transaction was approved is no longer accurate.  If an employee decides not to execute the transaction on the day pre-clearance approval is given, or the entire trade is not executed, the employee must request pre-clearance again at such time as the employee decides to execute the trade.

MAI will grant pre-clearance only in the case where the requesting employee has a present intention to transact in the reportable security for which pre-clearance is sought.  It is MAI’s view that it is not appropriate for an employee to obtain a general or open-ended pre-clearance to cover the eventuality that he or she may buy or sell a reportable security at some point on a particular day depending upon market developments.  This requirement would not prohibit a price limit order, provided that you have a present intention to effect a transaction at such price.  Consistent with the foregoing, an employee may not simultaneously request pre-clearance to buy and sell the same reportable security.

Exemptions from Pre-clearance

MAI has determined that the following securities transactions do not present the opportunity for improper trading activities that the pre-clearance procedures are designed to prevent.  Therefore, pre-clearance restrictions do not apply to these securities transactions.

●	Purchases or sales of any security that is not a reportable security (as defined below under “Reporting Obligations”).

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Purchases or sales in an account over which you have no direct or indirect influence or control (e.g., an account managed on a fully discretionary basis by a third party investment adviser or trustee).

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Purchases or sales which are non-volitional on your part (e.g., an in-the-money option that is automatically exercised by a broker; a security that is called away as a result of an exercise of an option; or a security that is sold by a broker, without your consultation, to meet a margin call not met by you).

●	Purchases which are made by reinvesting cash dividends pursuant to an automatic dividend reinvestment plan.

●	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer.

●	The receipt of a bona fide gift of securities. (Donations of securities, however, require pre-clearance.)

Special Pre-Approval for IPO’s and Private Investments [Effective December 31, 2004]

In addition to the pre-clearance procedures described above, MAI requires special approval before any access person acquires any direct or indirect economic interest1 in any security (whether or not it is a reportable security, as defined below) in (a) an initial public offering or (b) a private offering exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) of that Act or Rules 504, 505 or 506 thereunder.  Any access person wishing to participate in an initial public offering or such a private placement must submit a request to the Compliance Officer and receive approval prior to entering into the transaction.

Sanctions

Any trading-related violation, including failure to properly pre-clear a non-exempt personal trade, will result in the following sanctions.

First Failure to Pre-clear

•      A memo will be sent to employee with copy to the employee’s supervisor; and

•	A copy of the Code of Ethics will again be provided to the employee who will be advised to read it carefully.

Second Failure to Pre-clear within Three Months

•	Employee must obtain written approval from supervisor for each trade for a 60-day period;

•	A copy of the Code of Ethics will again be provided to the employee and the employee will be required to acknowledge his or her understanding of the Code of Ethics.

Additional Non-Pre-clearances within Three Months

•	Employee will meet with the MAI Compliance Officer;

•	The Compliance Officer will consider suspension of trading privileges for up to 60 days (except to close out open positions when a severe financial hardship is demonstrated); and

•	A written warning will be sent to employee’s personnel file.

Substantive Violations

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Sanctions for each failure to pre-clear when the associated trade violates the Code of Ethics or the Compliance and Policy Manual (e.g., the trade poses a conflict of interest or constitutes frontrunning) may include, among other things, busting of trades or disgorgement of profits.

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Trades properly pre-cleared or exempt from pre-clearance but otherwise violating the Code of Ethics or the Compliance and Policy Manual (e.g., those subsequently determined to constitute frontrunning) will require at a minimum, a meeting with the MAI Compliance Officer, 60-day supervisor approval for subsequent trades and a written warning to the employee’s personnel file.

Chronic Violations

•      Review by MAI Compliance Officer;

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Sanctions may include busting of trades, disgorgement of profits and/or absorption of trading costs, supervisor approval for subsequent trades, suspension of personal trading privileges, suspension of employment (with or without compensation), and termination of employment.

Policy Change:  Effective January 7, 2010

All access persons must make arrangements with their custodian to send duplicate statements and trading confirms for all accounts in their name and in the name of any immediate family member(s) sharing the same household or in any name which access person has an interest or the right to direct trades.  This includes all account(s) even those that do not hold reportable securities or those that are managed by an independent third-party manager. The only accounts that are exempt are 401k and profit sharing plans unless you utilize a brokerage option of the Plan.

All statements and confirms are to be directed to:

MAI Wealth Advisors, LLC
Attn: Compliance Department
1360 E. 9th Street, Suite 1100
Cleveland, OH 44114
216-920-4906

Reporting Obligations

In addition to the trading and pre-clearance restrictions described above, MAI access persons must report holdings and transactions in reportable securities.

Reportable Securities

The pre-clearance requirements set forth above and the reporting obligations set forth in this section apply to any “reportable security.”  For purposes of this Code of Ethics, the term “reportable security” includes any security, except the following:

• Direct obligations of the United States Government;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

• Shares issued by registered U.S. money market mutual funds;

•	Shares issued by registered U.S. open-end mutual funds other than any mutual fund affiliated with MAI; and

•	Shares issued by unit investment trust that are invested exclusively in one or more registered U.S. open-end mutual funds, none of which is affiliated with MAI.

Securities Holdings Reports [Effective December 31, 2004]

Each MAI access person must submit to the Compliance Officer, no later than 10 days after becoming an access person and annually by each January 31 thereafter, a securities “Holdings Report,” which must contain the following information:

(a)
The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, the number of shares, and principal amount of each reportable security in which the access person has any direct or indirect economic interest2;

(b)	The name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person’s direct or indirect benefit; and

(c)           The date the access person submits the report.

The information contained in your initial Holdings Report must be current as of a date no more than 45 calendar days prior to the date you became an access person.  For all subsequent Holdings Reports, the information contained therein must be current as of a date no earlier than 45 days prior to its submission.  The Compliance Officer or her designee will review all Holdings Reports.

This provision becomes effective on December 31, 2004, and MAI requires all access persons to submit their first Holdings Report by January 7, 2005.

Quarterly Securities Transaction Reports [Effective December 31, 2004]

Each MAI access person must submit to the Compliance Officer, no later than 30 days after the end of each calendar quarter, a securities “Transaction Report,” which must contain the following information about each transaction during the respective quarter involving a reportable security in which the access person has, or as a result of the transaction acquired, any direct or indirect economic interest3:

(a)
The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

(b)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c)           The price of the security at which the transaction was effected;

(d)	The name of any broker, dealer or bank with or through which the transaction was effected; and

(e)           The date the access person submits the report.

The information contained in an access person’s quarterly Transaction Report must include all transactions involving a reportable security for the quarter for which the Transaction Report is submitted, except as described below and except that transactions effected pursuant an automatic investment plan need not be reported on Transaction Reports.  An “automatic investment plan” is a program (such as a dividend reinvestment plan) in which regular periodic purchases or withdrawals are made automatically in or from investment accounts in accordance with a predetermined schedule and allocation.

In lieu of submitting all required information in a quarterly Transaction Report, MAI access persons may provide the Compliance Officer, no later than 30 days after the end of each calendar quarter, with duplicate copies of confirmations of transactions in reportable securities or copies of account statements, provided that all of the information set forth above in (a) through (e) is contained in such confirmations or statements.  Access persons do not need to report a transaction in a Transaction Report to the extent the transaction is separately reported in this manner.

The Compliance Officer or her designee will review all Transaction Reports.

This reporting requirement becomes effective on December 31, 2004, and MAI requires all access persons to comply with it for the quarter ending December 31, 2004 and subsequent quarters.

Exempt Holdings and Transactions

Securities holdings and transactions in an account over which the access person has no direct or indirect influence or control (e.g., an account managed on a fully discretionary basis by a third party investment adviser or trustee) are not required to be reported on your Holdings Reports and Transaction Reports.

Insider Trading and Selective Disclosure

Insider Trading

Federal and state securities laws prohibit you from engaging in securities transactions for yourself or for others (including client accounts) based on non-public “inside information.”  These laws also prohibit you from disseminating non-public inside information to others who may use that knowledge to trade securities (so-called “tipping”).  These prohibitions apply to all supervised persons and extend to activities within and outside of your duties at MAI and whether the information is learned in the course of your duties or from a source outside MAI.

The sanctions against insider trading are particularly harsh and you must take care to follow our procedures on insider trading.  These sanctions can include termination of employment and other internal sanctions imposed by MAI (described in MAI’s Compliance Policy and Manual), substantial financial penalties and jail sentences for individuals violating the insider trading laws, as well as substantial financial penalties for MAI.  To help you determine what is and is not “inside information,” we have included general explanations and specific examples below.  We have also included some commonly asked questions to help guide you in identifying inside information.

What You Must Do if You Receive Inside Information

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If you receive information that you believe constitutes inside information (including information through a “tip” or that is selectively disclosed to you by a corporate insider, as discussed under “Selective Disclosure and Regulation FD” below), you must adhere to the following procedures:

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Report the information immediately along with its source to the Compliance Officer.  By immediately informing the Compliance Officer, you also allow our lawyers to build a record to protect you in the event of any subsequent investigation or litigation.

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Refrain from trading any securities of the issuer to which the information relates for yourself or others (including our clients), unless you receive prior written approval from the Compliance Officer.

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Refrain from disclosing the information to others (including “tipping”) or making any other use of the information (including any recommendation based on such information) without the prior written approval of the Compliance Officer.

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The prohibitions against trading on inside information apply equally to your spouse and minor children as well as any corporation, foundation, trust or other account or entity over which you or any member of your immediate family has or shares investment control or has a financial beneficial interest.

●	To avoid dissemination, you must not put in writing any information you believe may be inside information without the written approval of the Compliance Officer.

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You must not agree with anyone to receive inside information under an agreement to keep that information confidential or to refrain from using it for a particular purpose, unless approved in advance by the Compliance Officer.  This includes both written and oral agreements.

Investment Information Relating to our Client Accounts is Inside Information

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In the course of your employment, you may learn about the current or pending investment activities of MAI clients (e.g., actual or pending purchases or  sales of securities).  Using or sharing this information is considered acting on inside information and is therefore prohibited.

Identifying Other Types of Inside Information

To constitute inside information, the information must be both “material” and “non-public.”  See also “Commonly Asked Questions” below, which is designed to assist you in identifying inside information.

What is “Material” Information?

●	“Material information” generally includes:

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Information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information which, if disclosed, could be viewed by a reasonable investor as having significantly altered the “total mix” of information available; and

■	Information that, if publicly disclosed, is reasonably certain to have a substantial effect on the price of the issuer’s securities.

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No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry.  Because materiality determinations are often challenged with the benefit of hindsight, if you have any doubt whether certain information is “material” so as to require you or others to refrain from trading or sharing information, those doubts must be resolved against trading or communicating the information.  You must contact the Compliance Officer in these circumstances.

Examples of Inside Information/Material Non-Public Information

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Information must be presumed to be inside information if the information is non-public and relates to the matters identified below.  This list is not an exclusive list of all of the kinds of inside information that you may encounter:

■	Dividend changes, including increases or decreases;

■	Changes in credit ratings;

■	Significant expansions or curtailments of operations or significant increases or decreases of orders;

■	Senior level management developments or other changes;

■	Major litigation;

■	Extraordinary transactions, including mergers, acquisitions, joint ventures and purchases or sales of substantial assets;

■	Planned offerings of securities;

■	Extraordinary borrowings, liquidity problems or bankruptcies;

■	Significant new products, services or discoveries;

■	Corporate actions the issuer is considering;

■	Changes in auditors or withdrawals of auditors’ reports;

■	Proposed favorable or unfavorable news articles featuring the issuer; and

■	Information about companies in default.

What Constitutes “Non-Public” and “Public” Information?

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Information is “non-public” until such time that it has been communicated to investors in the marketplace or has been otherwise made publicly available.  You must be able to point to some fact to show that the information is generally public.

●	Information may be deemed to have been made public – and thus not subject to the prohibitions on insider trading – in a number of different ways, including when the information:

■	Appears in the press or in a widely disseminated source or publication (e.g., Dow Jones tape, Reuters, The Wall Street Journal, The New York Times);

■	Is included in publicly available regulatory filings (e.g., when the information is available through the public data base of a federal regulatory agency, such as the SEC);

■	Is disclosed in a stockholder report or a press release from the issuer;

■	Is announced in a public forum such as a stockholder meeting;

■	Is provided by the issuer freely to anyone making an inquiry (and is not selectively disclosed to an analyst); and

■	Is being disseminated to traders generally by brokers or institutional analysts, unless there is a reasonable basis to believe that such information is confidential and came from a corporate insider.

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Material, non-public information that is later made public is no longer subject to the prohibitions on insider trading, although there may be a requirement to wait a reasonable period of time after public disclosure for the market to absorb the information.

Selective Disclosure and Regulation FD

Selective disclosure occurs when a public company discloses material information to analysts or individual investors before publicly disclosing that same information through a press release, SEC filing or similar means.  Regulation FD (“fair disclosure”) generally requires that, whenever a company discloses material non-public information to securities market professionals or investors, it must simultaneously or promptly provide general public disclosure of that same information.

What Disclosures Are Subject to Regulation FD?

•	Regulation FD applies to disclosures made by a public company or certain persons acting on the public company’s behalf.

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Selective disclosures to persons outside the public company who would reasonably be expected to trade securities on the basis of the information (e.g., security holders) or provide others with advice about trading securities (e.g., investment advisers and managers) are covered by Regulation FD.

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Regulation FD allows companies and their representatives to share material information for legitimate business purposes if the recipients agree to keep the information confidential and not to trade on the information.  For example, a company can share material information to analyze a complex transaction without being required to make the public disclosure contemplated by Regulation FD, provided that the person receiving such information expressly agrees not to otherwise use the information and to keep it confidential.

“Guidance” to Analysts May Violate Regulation FD

The SEC has stated that the previously common practice of providing earnings “guidance” to a securities analyst involves a “high degree of risk” under Regulation FD.  If a company official privately tells you that the company’s anticipated earnings will be higher than, lower than or even the same as what  has been forecasted , the SEC believes that the company “likely will have violated” Regulation FD.

Liability Under Regulation FD

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Although Regulation FD was primarily designed and intended to address issuer conduct, the SEC has indicated that you may face some type of secondary liability if you conduct yourself in the following manner:

•	Conspire or agree with an issuer that the issuer will deliver material non-public information to you; or

•	Otherwise make statements to the issuer implying that if they do not give you material nonpublic information, you will take action that will negatively impact their stock price.

•	You may be guilty of insider trading or illegal tipping in connection with a Regulation FD violation if you do the following:

•	Breach an agreement to keep confidential any material non-public information selectively disclosed by an issuer to you by revealing this information to a client who subsequently trades; or

•	Where an official of an issuer intentionally or recklessly makes a selective disclosure of material nonpublic information to you and you trade or tip on behalf of yourself, clients or otherwise.

Commonly Asked Questions

Questions arise from time to time with respect to what constitutes inside information.  With that in mind, we have set forth below some commonly asked questions and answers to serve as guidance:

●	Q: My decision-making is based on my own security analysis. My conclusions are not published in the marketplace. Are my conclusions inside information preventing me from trading?

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A:  Assuming that no part of the analysis is based on inside information (including information selectively disclosed by corporate insiders), it is okay to put the pieces together to form a total picture.  The total “picture” that is your own work product is not inside information.

●	Q: What if the analysis comes from a sell-side analyst?

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A:  The same considerations described in the first question apply to a sell-side analyst’s work product as to a portfolio manager’s work product.  The sell-side analyst’s recommendation or report is not considered inside information if no part of the information is based on inside information.

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Further Explanation:  You may generally assume that information provided by a reputable sell side firm is lawfully gathered.  However, if you have reason to believe that the information was obtained by a breach of confidence or other illegal means (e.g., the sales coverage says, “I was told by the investment banker on the deal…” or “we think the information was leaked from a magazine or rating agency”), that information may not be used.  In addition, information selectively disclosed by corporate insiders may not be used.  In these circumstances, do not trade the security without the prior written approval of the Compliance Officer.

●	Q: If I talk to the issuer, is the information I receive “inside” information?

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A:  First off, you should always preface your conversations with “authorized persons” at the issuer by asking them if, in light of the Regulation FD, what they will be sharing with you is either material or has not yet been publicly disclosed.  Remember, if you get earnings “guidance”, the SEC also will likely view this as a violation.  After getting their confirmation that they will not be selectively disclosing any inside information, you can generally presume that the information you receive from the authorized person is not inside information.

●	Q: Who is an “authorized person” at an issuer?

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A:      An authorized person is a person authorized to talk to investors about the particular topic in the ordinary course of the person’s duties.  Unless you know otherwise, you may consider any CEO, COO, CFO or Investor Relations official as authorized to talk to you about any topic, so long as the information conveyed is not material or was otherwise previously disclosed publicly.

●	Q: Can I use information provided to me by an authorized person in the course of that person’s duties?

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A:  Ordinarily, yes, keeping in mind the problems discussed above.  However, we consider some information material per se and you must not trade based on that information without the prior written approval from the Compliance Officer, even if its source is an authorized person acting in the ordinary course of business.  This type of information is typically so obviously material that there is no need for any work product or analysis by our personnel.  Examples of this type of information include impending significant transactions.

●	Q: If I obtain information whose ultimate source involved a breach of a duty or an illegal act, may I trade the security if I had no direct contact with the offending person?

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A:  No.  If you have reason to know that the information originated through a tainted source, it remains tainted in our hands --  and you cannot trade the security without the prior written approval of the Compliance Officer.

•	Q: Is it ever possible for a person in possession of material non-public information, such as a CEO, to trade in the relevant company’s securities while in possession of that information?

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A:  Yes, under limited circumstances.  The SEC has adopted a rule that provides a defense for such transactions from most insider trading claims in the case of pre-arranged trading plans entered into before the insider came into possession of the material non-public information.  The rules governing these plans are somewhat technical.  Consequently, if a client expresses an interest in this kind of trading plan, contact the Compliance Officer for assistance.

Additional Considerations for Non-Public Private Offering Materials

You must take particular care and follow the procedures described below if you receive non-public private offering materials.  This information must be treated as inside information, even if received on an unsolicited basis.

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Certain investment banking firms, when delivering offering memoranda for Rule 144A or other private offerings, occasionally include a sealed package containing nonpublic financial projections and other non-public information.  The package may contain a notice that the information enclosed has not been made public and the receipt of such information may impose legal restrictions on the recipient’s trading activities.

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If you or your secretary opens such a package and reviews the contents, MAI may be regarded as being in possession of inside information.  If you do wish to review the contents or you or your secretary have accidentally opened the package, contact the Compliance Officer to determine what measures need to be taken.  If you receive this type of package and do not wish to review the contents, send the unopened package to the Compliance Officer so that appropriate records may be maintained (do not dispose of the package).

Prohibition of Deceptive and Manipulative Practices

In addition to the prohibitions on insider trading, federal securities laws prohibit engaging in manipulative trading practices.  If you violate these laws, you may be responsible for the damages sustained as a result of the manipulative activity, in addition to other sanctions.  These laws prohibit you, when acting for yourself or for others (including our client accounts), from:

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Engaging in trading or apparent trading activity for the purpose of causing the price of a registered security to move up or down, and then taking advantage of the price movement by buying or selling at the “artificial” price level (a practice known as “pumping and dumping”);

●	Using the mails or any other method of interstate commerce to manipulate securities prices by creating a false or misleading appearance of active trading; and

●	Circulating or disseminating, in the ordinary course of business, information to affect the price of any security.

It is also fundamental that MAI’s supervised persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

●	To defraud the client in any manner;

●	To mislead the client, including by making a statement that omits material facts;

●	To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit on the client;

●	To engage in any manipulative practice with respect to the client; or

●	To engage in any manipulative practice with respect to securities, including price manipulation.

General Business Ethics

You should note that certain of these procedures apply to “family members.” “Family member” is meant to include your spouse or significant other or other relative, whether related by blood, marriage or otherwise who either:

●	Is financially dependent upon you or to whose financial support you materially contribute; or

●	Whose investments you control.

Gifts, Gratuities and Other Payments

Giving or accepting gifts and gratuities in connection with your employment can raise questions about your impartiality and MAI’s ethical values.  To address these concerns, the procedures described below apply to the giving or accepting of gifts or gratuities in the course of your employment.  These procedures apply to you and your family members.

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Gifts of Nominal Value:  You and your family members may not, directly or indirectly, give or receive gifts or other considerations in the form of cash, merchandise, services, travel, lodging or any other benefit of more than $250 USD in value to or from any person or other entity that does business, or proposes to do business, with us or our affiliates without the prior approval of the Compliance Officer.  A gift may be required to be returned or reimbursed if you receive an excessive number of gifts, especially if received from a single source or if the total dollar value of gifts received during a single year is deemed excessive.  Employees may not give gifts of any value to government officials without specific approval by the Compliance Officer.  You must promptly notify the Compliance Officer if you receive any kind of offer of a gift or other consideration.

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Ordinary Business Entertainment:  You and your family members may give or accept business entertainment (e.g., meals, sporting event or theatre tickets, and golf course fees) in the ordinary course of business interactions as long as the business courtesy is not so frequent or significant in amount as to potentially impair your judgment to act in the best interest of MAI and our clients and as long as it is approved by the Compliance Officer.

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Certain Payments.  MAI policy forbids bribes, payoffs or payments of any kind by any employee to any person, government official or entity for the purpose of improperly obtaining or retaining business or influencing consideration of any business activity.  This policy covers all types of payments that may or may not be considered legal under the circumstances.  Special rules may apply to payments or gifts (including entertainment) to officers, directors, employees or other affiliates of government owned or controlled entities and certain highly regulated entities (such as banks or insurance companies), as well as entities located in certain jurisdictions.  Employees should consult the Compliance Officer with any specific questions.

Outside Activities

Without the prior written approval of the Compliance Officer, you may not engage in any outside business activities that may give rise to conflicts of interest or the appearance of conflicts of interest or otherwise jeopardize the integrity or reputation of MAI or any of our affiliates.  Although we do not require approval of outside activities undertaken by family members, you must contact the Compliance Officer if you believe that any such outside activities raises or appears to raise a conflict of interest in connection with your employment or the business activities of MAI or one of our affiliates.

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Reporting.  Employees must report to the Compliance Officer all outside business activities that may give rise to a conflict of interest with MAI or MAI’s clients, including any conflicting ownership of privately held stock or limited partnership interests.

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Considerations for Approving Outside Activities:  Whether a particular outside activity may be approved or continued in the future will depend on a variety of factors including the extent to which the proposed activity could violate any law or regulation, interfere with your responsibilities to MAI, involve prolonged absences during business hours, or compete with MAI’s interests.  Additionally, the possibility of adverse publicity and potential liability will be weighed.

Specifically, without the written approval of the Compliance Officer, you must not:

♦	Serve as a director, officer or employee of any other corporation or business;

♦	Serve as a trustee of a client trust, act as a general partner of a client limited partnership, or act as a managing member of a client limited liability company;

♦	Hold a seat in public office, or commit to a candidacy or a formal position on a campaign committee;

♦	Operate a hedge fund or sponsor or participate in an association or group formed to invest in securities (e.g., an investment club); or

♦	Recommend another firm’s financial planning, investment management, brokerage or similar services for a referral fee.

Public Office

An MAI employee may run for and serve in local, elective or appointed civic offices, provided the activity, including campaigning: (a) occurs outside the employee’s work hours; (b) involves no use of MAI’s or its affiliates’ name, facilities or other assets (including client lists), or corporate funding; (c) is confined solely to the employee’s capacity as a private citizen and not as a representative of MAI, and (d) does not present an actual or perceived conflict of interest for MAI.  Employees are required to notify and receive the approval of the Compliance Officer before committing to a candidacy for elective office or a formal position on a campaign committee, or accepting an appointment to a public or civic office.

Employees running for or serving in public office must avoid conflicts of interest.  To do this, employees should take care that the duties of the office do not involve matters - such as money management, public finance or investment activities - that are related to their duties and responsibilities as an MAI employee.  If, after being elected, a conflict does arise, the employee must abstain from voting or otherwise acting on the matter and should contact the Compliance Officer for further guidance.

Generally, employees may also support others in their campaigns for public office, provided the time spent on such activity is outside the employee’s work hours, no use is made of MAI’s or its affiliates’ name, facilities, or corporate funds, and the activity does not violate MAI’s policy on political contributions.  Certain employees may be restricted from contributing to or fundraising for state and local candidates or state or local officials running for federal office.  Therefore, all employees should consult with the Compliance Officer prior to working on political campaigns.

Political Contributions by Employees and Employee Political Action Committees

Political contributions include any direct or indirect payment or service given to an incumbent official or candidate for public office in connection with a campaign.  To avoid potential conflicts of public and business interests, MAI policy places restrictions on making or soliciting contributions to local, state and federal officials, candidates, party committees and partisan associations.  For more specific information about what else could be considered a political contribution, contact the Compliance Officer.

We want our employees to have the ability as private citizens to endorse or contribute to the political parties and candidates of their choice.  However, potential public and business interests, as well as other considerations, have led us to place some restrictions on actions that could be viewed as being related to certain business activities.  We ask you to consult with the Compliance Officer to determine what limitations apply to you and for detailed rules governing such situations before making or soliciting any political contribution.

Our policy places some restrictions and prohibitions on political contributions by employees and employee political action committees to U.S., state and local officials and candidates.  Under no circumstances will MAI directly or indirectly reimburse an employee for his or her individual contribution.

Generally, it is against MAI policy, and in many instances it is illegal, to make corporate contributions to political parties or candidates for public office in any country.  However, certain exceptions apply.  In these excepted cases, contributions must be pre-approved by the Compliance Officer and senior management.

Relationships with Government Officials

MAI policy, U.S. law (including the Foreign Corrupt Practices Act, or FCPA) and local laws of most countries outside the U.S. prohibit the provision of money or anything of value to government officials (including employees of government-owned or government-controlled commercial enterprises), political parties or political candidates for the purpose of improperly influencing their official actions in order to obtain or retain business.  Payments made to such persons through agents or business partners are similarly prohibited.

Under MAI policy, officials of international governmental organizations, such as the World Bank, the European Union and the Inter-American Development Bank, are considered government officials.  The FCPA potentially applies to all MAI officers and employees.  In addition, we must comply with local laws in any country in which MAI does business.

Please note that the FCPA and local laws of foreign countries may apply not only to payments of money, but also to less direct benefits.  These could include such actions as the hiring of a local company owned by a member of a foreign official’s family.  Employees must also carefully consider the propriety of any entertainment of foreign officials, payment or reimbursement of their travel or related expenses and gifts to such persons.  These concerns could arise in the context of an educational seminar hosted by MAI, a business meeting with MAI personnel or any similar setting.  Even in cases when such payments, entertainment or gifts would be allowed under U.S. law, their legality and appropriateness must also be examined under relevant local law.

If a situation arises that gives you concern, or if you have any questions, you should immediately contact the Compliance Officer.

Regulatory, Legal and Other Contacts

You must take care in responding to oral or written inquiries from regulatory agencies, government officials and others outside of MAI, since their questions may relate to matters beyond our ordinary business or concern serious issues.  You must follow the procedures described below (which require the Compliance Officer’s immediate notification) if you receive these inquiries.

Inquiries from Regulatory Agencies

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All inquiries, written or oral, for information by governmental or self-regulatory authorities, including but not limited to representatives of the SEC, the NASD, the Internal Revenue Service, the Department of Labor, and the states, must be reported immediately to the Compliance Officer, who will seek advice from the company’s counsel.

•	In the case of telephone inquiries, you must obtain the name, agency, address, and telephone number of the representative making the inquiry.

Litigation Relating to MAI or Your Employment with MAI

●	Only authorized employees may accept legal process on our behalf.

■	If an attempt is made to serve you with a legal process intended for MAI, you must refuse it and immediately notify the Compliance Officer.

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If you are served with a subpoena that relates to your employment with MAI or one of our affiliates, clients, or other employees, you must notify the Compliance Officer immediately.  See also the section relating to “Breaches of Our Policies and Procedures/Legal Violations” in the Compliance and Policy Manual for further guidance regarding our procedures.

Other Contacts

Periodically, attorneys, accountants, broker/dealers, other investment advisers, credit agencies and others may request information about our operations, clients or employees. Any such request for information must be referred immediately to the Compliance Officer.

1 An access person generally is presumed to have an interest in securities acquired or held by immediate family members sharing the access person’s household.  Accordingly, this pre-approval requirement applies to securities acquired by these immediate family members.

2 An access person generally is presumed to have an interest in securities acquired or held by immediate family members sharing the access person’s household.  Accordingly, this reporting requirement applies to reportable securities held by these immediate family members.

3 An access person generally is presumed to have an interest in securities acquired or held by immediate family members sharing the access person’s household.  Accordingly, this reporting requirement applies to transactions in reportable securities by these immediate family members.